Exhibit 10.5

JOB OFFER LETTER

Ventana Health Services, Inc.

January 27, 2010

Dena Bravata

[Address]

Dear Dena:

On behalf of Ventana Health Services, Inc., a Delaware corporation (the “Company”), I am pleased to offer you the position of Chief Medical Officer at a starting salary rate of $100,000 per year, subject to all applicable withholdings and deductions, payable in accordance with the Company’s standard payroll schedule and procedures. If you accept this offer, we expect that you will begin working on February 1, 2010 (your “Start Date”). We expect, and you agree, that by June 1, 2010 you will devote your full business time to the performance of your duties for the Company. Your salary rate will increase to $200,000 per year as of June 1, 2010, provided that the Company’s expectation in the immediately preceding sentence is met. We recognize that between February 1, 2010 and June 1, 2010, you will also be winding down your medical practice, but you agree that during this transition period you will devote sufficient time to successfully perform your duties for the Company (which, you and the Company agree, will generally require a time commitment of at least 20 hours per week).

Your primary duty will be to provide clinical input to the development of product strategy and definition. Of course, the Company may modify our responsibilities and compensation from time to time as it deems necessary.

As a regular employee of the Company, you will be eligible to participate in Company-sponsored benefit plans generally available to regular employees. You will also be reimbursed in accordance with the Company’s expense reimbursement policies for all documented reasonable business expenses that are incurred in connection with carrying out your duties for the Company.

Subject to the approval of the Company’s Board of Directors (the “Board”), you will be granted an option (the “Option”) to purchase 461,486 shares of the Company’s common stock, at an exercise price equal to the fair market value of such shares on the date of grant as determined by the Board. The Option will be granted pursuant to and upon the terms set forth in the Company’s stock incentive plan and your stock option agreement and shall have a maximum term of 10 years (subject to earlier termination in connection with a termination of your employment or a change in control of the Company). So long as you continue to be employed by the Company, the Option will vest with respect to 25% of the underlying shares on the one-year anniversary of your Start Date and with respect to the balance in 36 substantially equal installments upon your completion of each additional consecutive month of service thereafter. Among other terms and conditions set forth in the Company’s stock incentive plan and your stock option agreement, the shares underlying the Option will be subject to a market standoff agreement, and your exercise of the Option will be conditioned upon your execution of the Amended and Restated Voting Agreement, dated August, 21, 2009, by and among the Company and the parties thereto, as may be amended from time to time, and the Amended and Restated Right of First Refusal and Co-Sale Agreement, dated August 21, 2009, by and among the Company and the parties thereto, as may be amended from time to time.

Your employment pursuant to this offer is contingent upon you providing the Company with the legally required proof of your identity and authorization to work in the United States, upon your signing and agreeing to be bound by the enclosed At-Will Employment, Confidential Information, Invention Assignment and Arbitration Agreement, and upon completion of a basic background check as required by the Company to protect privacy of sensitive user information.

While we hope that your employment with the Company will be mutually satisfactory, employment with the Company is for no specific period of time. As a result, either you or the Company is free to terminate your employment relationship at any time for any reason, with or without cause. This is the full and complete agreement between you and the Company on this term. Although your job duties, title, compensation and benefits, as well as the Company’s personnel policies and procedures, may change from time-to-time, the “at-will” nature of your employment may not be changed except by an express writing signed and dated by both you and the Chief Executive Officer of the Company.

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This letter when signed by you sets forth the terms of your employment with us and supersedes any prior representations or agreements, whether written or oral. A duplicate original of this offer is enclosed for your records. To accept this offer, please sign and return this letter to me.

We look forward to working with you at the Company.

If you have any questions, please call me at [Telephone].

Sincerely,

/s/ Giovanni Colella
Giovanni Colella
President and Chief Executive Officer

I have read, understand, and accept this employment offer. Furthermore, in choosing to accept this offer, I agree that I am not relying on any representations, whether verbal or written, except as specifically set out within this letter.

/s/ Dena Bravata
Employee Signature

Dena Bravata, MD/MS
Printed Name

Date:	January 30, 2010

Enclosures:	Duplicate Original Letter
At-Will Employment, Confidential Information, Invention Assignment and Arbitration Agreement